UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Warner Chilcott plc
(Name of Issuer)

Ordinary Shares, par value $0.01 per share
(Title of Class of Securities)

G94368100
(CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

_______________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G94368100	SCHEDULE 13G	Page 2 of 24 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Thomas H. Lee (Alternative) Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	26,037,402
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	26,037,402
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,037,402
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G94368100	SCHEDULE 13G	Page 3 of 24 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Thomas H. Lee (Alternative) Parallel Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	6,755,663
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	6,755,663
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,755,663
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G94368100	SCHEDULE 13G	Page 4 of 24 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Thomas H. Lee (Alternative) Cayman Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	358,758
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	358,758
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 358,758
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G94368100	SCHEDULE 13G	Page 5 of 24 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Thomas H. Lee Investors Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	132,535
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	132,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G94368100	SCHEDULE 13G	Page 6 of 24 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	THL Advisors (Alternative) V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	33,151,823
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	33,151,823
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,151,823
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G94368100	SCHEDULE 13G	Page 7 of 24 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Great-West Investors LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	203,631
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	203,631
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 203,631
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G94368100	SCHEDULE 13G	Page 8 of 24 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Putnam Investments Employees’ Securities Company I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	175,013
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	175,013
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,013
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. G94368100	SCHEDULE 13G	Page 9 of 24 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Putnam Investments Employees’ Securities Company II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	156,262
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	156,262
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 156,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. G94368100	SCHEDULE 13G	Page 10 of 24 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Putnam Investment Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	331,275
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	331,275
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 331,275
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Item 1(a).	Name of Issuer:

Warner Chilcott plc

Item 1(b).	Address of Issuer's Principal Executive Offices:

Unit 19 Ardee Business Park, Hale Street Ardee, Co. Louth, Ireland

Item 2(a)	Name of Persons Filing:

Thomas H. Lee (Alternative) Fund V, L.P.
Thomas H. Lee (Alternative) Parallel Fund V, L.P.
Thomas H. Lee (Alternative) Cayman Fund V, L.P.
Thomas H. Lee Investors Limited Partnership
THL Advisors (Alternative) V, LLC
Great-West Investors LP
Putnam Investments Employees’ Securities Company I LLC
Putnam Investments Employees’ Securities Company II LLC
Putnam Investment Holdings, LLC

Item 2(b)	Address of Principal Business Office or, if None, Residence:

For the THL Funds: c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110

For the Great-West Entity: c/o Great-West Life and Annuity Insurance Company 8515 E. Orchard Road Greenwood Village, CO 80111

For the Putnam Entities: c/o Putnam Investments, LLC One Post Office Square Boston, MA 02109

Item 2(c)	Citizenship:

Thomas H. Lee (Alternative) Fund V, L.P. – Cayman Islands
Thomas H. Lee (Alternative) Parallel Fund V, L.P. – Cayman Islands
Thomas H. Lee (Alternative) Cayman Fund V, L.P. – Cayman Islands
Thomas H. Lee Investors Limited Partnership – Massachusetts
THL Advisors (Alternative) V, LLC – Cayman Islands
Great-West Investors LP – Delaware

Page 11 of 24 pages

Putnam Investments Employees’ Securities Company I LLC – Delaware Putnam Investments Employees’ Securities Company II LLC – Delaware Putnam Investment Holdings, LLC – Delaware

Item 2(d)	Title of Class of Securities:

Ordinary Shares, par value $0.01 per share

Item 2(e)	CUSIP Number:

G94368100

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

(a)	 Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	 Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	 Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	 Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	 An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	 An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	 A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	 A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	 A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)	 A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
(k)	 Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable

Item 4.	Ownership

	(a)	Amount beneficially owned:

       Thomas H. Lee (Alternative) Fund V, L.P., a Cayman Islands exempted limited partnership, is the record holder of 26,037,402 shares of the identified class of securities.  Thomas H. Lee (Alternative) Parallel Fund V, L.P., a Cayman Islands exempted limited partnership, is the record holder of 6,755,663 shares of the identified class of securities. Thomas H. Lee (Alternative) Cayman Fund V, L.P., a Cayman Islands exempted limited partnership, is

Page 12 of 24 pages

the record holder of 358,758 shares of the identified class of securities (collectively, the “THL Funds”).

       As the sole general partner of each of the THL Funds, and pursuant to the terms of the Amended and Restated Limited Partnership Agreement of the THL Funds, which require the Putnam Entities and the Great-West Entity to dispose of their shares of the identified class of securities pro rata with the THL Funds, THL Advisors (Alternative) V, L.P., a Cayman Islands exempted limited partnership, may be deemed to be the beneficial owner of 33,151,823 shares of the identified class of securities, which represents approximately 13.2% of the shares of the identified class of securities.

       Thomas H. Lee Investors Limited Partnership, a Massachusetts limited partnership, is the record holder of 132,535 shares of the identified class of securities.

       Great-West Investors LP, a Delaware limited partnership, (the “Great-West Entity”) is the record holder of 203,631 shares of the identified class of securities.

       Putnam Investments Employees’ Securities Company I LLC, a Delaware limited liability company, (“Putnam I”) is the record holder of 175,013 shares of the identified class of securities.  Putnam Investments Employees’ Securities Company II LLC, a Delaware limited liability company, (“Putnam II”) is the record holder of 156,262 shares of the identified class of securities.

       As the managing member of each of Putnam I and Putnam II, Putnam Investment Holdings, LLC, a Delaware limited liability company, (“Holdings” and together with Putnam I and Putnam II, the “Putnam Entities”) may be deemed to be the beneficial owner of 331,275 shares of the identified class of securities, which represents approximately 0.1% of the shares of the identified class of securities.

(b)	Percent of class

See Item 11 on each cover page.

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

See Item 5 on each cover page.

	(ii)	Shared power to vote or to direct the vote:

See Item 6 on each cover page.

	(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 on each cover page.

	(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 on each cover page.

Page 13 of 24 pages

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable. See Item 4(a) above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 2 above.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

Page - of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2010	THOMAS H. LEE (ALTERNATIVE) FUND V, L.P.
		By	THL Advisors (Alternative) V, L.P., its General Partner

		By	Thomas H. Lee Advisors (Alternative) V Limited, LDC, its General Partner

		By	/s/ Charles P. Holden
			Name	Charles P. Holden
			Title:	Assistant Treasurer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 15 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2010	THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND V, L.P.
		By	THL Advisors (Alternative) V, L.P., its General Partner

		By	Thomas H. Lee Advisors (Alternative) V Limited, LDC, its General Partner

		By	/s/ Charles P. Holden
			Name	Charles P. Holden
			Title:	Assistant Treasurer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 16 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2010	THOMAS H. LEE (ALTERNATIVE) CAYMAN FUND V, L.P.
		By	THL Advisors (Alternative) V, L.P., its General Partner

		By	Thomas H. Lee Advisors (Alternative) V Limited, LDC, its General Partner

		By	/s/ Charles P. Holden
			Name	Charles P. Holden
			Title:	Assistant Treasurer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 17 of 24 pages

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2010	THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP
		By	THL Investment Management Corp. its General Partner

		By	/s/ Charles P. Holden
			Name	Charles P. Holden
			Title:	Assistant Treasurer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 18 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2010	THL ADVISORS (ALTERNATIVE) V, L.P.
		By	Thomas H. Lee Advisors (Alternative) V Limited, LDC, its General Partner

		By	/s/ Charles P. Holden
			Name	Charles P. Holden
			Title:	Assistant Treasurer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 19 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2010	GREAT-WEST INVESTORS LP
		By	Thomas H. Lee Advisors, LLC, its Attorney-in-Fact

		By	/s/ Charles P. Holden
			Name	Charles P. Holden
			Title:	Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 20 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2010	PUTNAM INVESTMENT HOLDINGS, LLC
		By	Thomas H. Lee Advisors, LLC, its Attorney-in-Fact

		By	/s/ Charles P. Holden
			Name	Charles P. Holden
			Title:	Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 21 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2010	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I LLC
		By	Thomas H. Lee Advisors, LLC, its Attorney-in-Fact

		By	/s/ Charles P. Holden
			Name	Charles P. Holden
			Title:	Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 22 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2010	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II LLC
		By	Thomas H. Lee Advisors, LLC, its Attorney-in-Fact

		By	/s/ Charles P. Holden
			Name	Charles P. Holden
			Title:	Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

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INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Power of Attorney, dated as of August 3, 2007, related to Great-West Investors LP
99.2
Power of Attorney, dated as of September 12, 2006, related to Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC, and Putnam Investments Employees’ Securities Company III LLC

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